EXHIBIT 10.1

AMENDMENT NO. 1
TO THE
UNIVERSAL HEALTH SERVICES, INC.
2001 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN

         The Universal Health Services, Inc. 2001 Employees’ Restricted Stock Purchase Plan (the “Plan”) is amended as set forth below.

1.	Paragraph 2 of the Plan is amended in its entirety to read as follows:

“The Plan will be administered by the compensation committee of the Company’s Board of Directors (the “Board”), or such other committee of directors designated by the Board (the “Committee”), provided that all of said designated directors qualify as “non-employee directors” (within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended) and as “outside directors” (within the meaning of Treas. Reg. Section 1.162-27(e)(3)).”

2.	The following sentence is added at the end of paragraph 3 of the Plan:

“Subject to adjustment under paragraph 9, the number of shares of Class B Common Stock which may be issued or sold under the Plan to any employee during any calendar year shall not exceed 400,000.”

3.	The following new paragraph 6A is inserted after paragraph 6:

“6A. Performance-Based Awards. The provisions of this paragraph 6A will apply to awards under the Plan that are intended to generate “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Awards made under this paragraph will be interpreted and construed accordingly.

(a) Shares issued or sold pursuant to this paragraph 6A shall be subject to such performance-based conditions as the Committee deems appropriate, consistent with the requirements of this paragraph and Section 162(m) of the Code. A performance condition established by the Committee in connection with a sale or issuance of Shares pursuant to this paragraph must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the condition is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date (when fulfillment is substantially uncertain) as may be permitted under Section 162(m) of the Code, and (3) based on one or more of the following performance criteria:

(i) attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax,

earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing;

(ii) attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits;

(iii) attainment of certain target levels of, or a specified increase in, operational cash flow;

(iv) achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

(v) attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

(vi) attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital;

(vii) attainment of certain target levels of, or a percentage increase in, after-tax return on stockholders’ equity;

(viii) attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;

(ix) attainment of certain target levels in the fair market value of the shares of the Company’s Common Stock; and

(x) growth in the value of an investment in the Company’s Common Stock assuming the reinvestment of dividends.

If and to the extent permitted under Section 162(m) of the Code, performance conditions may be determined without regard to (or adjusted for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period. The Committee may not delegate any responsibility with respect to the establishment or certification of the achievement of performance conditions to which awards covered by this paragraph are subject.

(b) Upon the expiration of the performance period applicable to a performance-based award, the Committee will certify in writing the extent to which the performance conditions applicable to the award and any other material terms were in fact achieved and the percentage of such award that has been earned.

(c) No sale or issuance of Shares pursuant to this paragraph 6A may be made on or after the date of the first meeting of stockholders of the Company (or any adjournment or postponement thereof) in 2009.

         4.       Paragraph 9 is amended in its entirety to read as follows:

“9. Adjustment Upon Changes in Capitalization, Etc. In the event of one or more stock splits, reverse stock splits, stock dividends, reclassifications, recapitalizations or any other change in the character or amount of the Company’s Shares, the number, kind and purchase price of Shares which may thereafter be sold under the Plan and the number of Shares that may be issued or sold to any individual employee during any calendar year shall be adjusted as determined by the Board, in its sole discretion, to give effect thereto, and all new, substituted or additional securities to which any employee may become entitled by reason of his ownership of Shares previously purchased or issued pursuant to the Plan shall be subject to the terms of the Plan and the Restricted Stock Purchase Agreement under which such Shares were purchased or issued.”

         5.       The Plan amendments set forth herein are effective on September 30, 2002 (the date of their adoption by the Company’s Board of Directors), subject, however, to approval by the Company’s stockholders at their next annual meeting. Awards made pursuant to new Section 6A of the Plan before such stockholder approval is obtained shall be conditioned upon the obtainment of such approval.

         IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Amendment No. 1 to the Plan was duly adopted by the Board of Directors on September 30, 2002.

Dated: September 30, 2002	UNIVERSAL HEALTH SERVICES, INC.
	By:	/s/ STEVE G. FILTON

Steve G. Filton, Secretary

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